As filed with the Securities and Exchange Commission on January 20, 2004

Registration No. 333-105781

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

AMENDMENT NO.1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

_________________

MASTEC, INC.
(Exact name of registrant as specified in its charter)

Florida	65-0829355
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

800 Douglas Road, 12th Floor
Coral Gables, Florida 33134
(Address of Principal Executive Offices, including Zip Code)

_________________

MasTec, Inc. Amended and Restated 2003 Stock Incentive Plan for Non-Employees
(Full title of plan)

_________________

Donald P. Weinstein	Copy to:
MasTec, Inc.	Stephen M. Honig, Esquire
800 Douglas Road, 12th Floor	Duane Morris LLP
Coral Gables, Florida 33134	470 Atlantic Avenue, Suite 500
(305) 599-1800	Boston, Massachusetts 02210
(Name, address and telephone number of agent for service)	(617) 289-9200

_________________

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)

Common Stock, par value $0.10	2,000,000 shares	$14.47	$28,940,000	$0.00

Common Stock, par value $0.10	500,000 shares	$14.47	$72,235,000	$585.32

    (1)               Of the 2,500,000 shares registered hereunder, 2,000,000 shares were previously registered on Form S-8 filed with the Commission on June 2, 2003 as shares issuable under the 2003 Stock Incentive Plan for Non-Employees.

    (2)               The offering price of the shares that may be acquired pursuant to the MasTec, Inc. Amended and Restated 2003 Stock Incentive Plan for Non-Employees is not presently determinable. The offering price for such shares is estimated pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of MasTec’s common stock on January 14, 2004 as quoted on the New York Stock Exchange. An undetermined number of additional shares may be issued, or the shares registered hereunder may be combined into an undetermined lesser number of shares, as a result of events such as stock splits, stock dividends or similar transactions pursuant to the terms of the MasTec, Inc. Amended and Restated 2003 Stock Incentive Plan for Non-Employees.

    (3)               Pursuant to General Instruction E of Form S-8, the registration fee is payable only with respect to additional securities registered under this Amendment No. 1 to Form S-8, or 500,000 shares in the case of this Amendment No. 1. MasTec, Inc. previously paid a registration fee of $2,493.75 in connection with the original filing of this Registration Statement on June 2, 2003, of which $1,939.59 related to 7,000,000 shares issuable under the MasTec, Inc. 2003 Employee Stock Incentive Plan and $554.16 related to 2,000,000 shares issuable under the MasTec, Inc. 2003 Stock Incentive Plan for Non-Employees.

Introductory Statement Pursuant to General Instruction E of Form S-8

        This Post-Effective Amendment No. 1 on Form S-8 amends the Registration Statement on Form S-8 filed by MasTec, Inc. on June 2, 2003 (File No. 333-105781) (the “June 2003 Registration Statement”).

        Under the June 2003 Registration Statement, MasTec, Inc. registered 2,000,000 shares (subject to adjustment in the event of stock splits, stock dividends, combinations, recapitalizations, reorganizations, or similar events) issuable under the 2003 Stock Incentive Plan for Non-Employees (the “Old Plan”).

        On December 10, 2003, the shareholders of MasTec, Inc. amended and modified the Old Plan by approving the adoption of the MasTec, Inc. Amended and Restated 2003 Stock Incentive Plan for Non-Employees (the “New Plan”).

        The New Plan imposes a limit on the aggregate number of shares that may be issued pursuant to options or restricted stock granted under the New Plan of 2,500,000 shares (subject to adjustment in the event of stock splits, stock dividends, combinations, recapitalizations, reorganizations, or similar events).

        MasTec, Inc. is filing this Post-Effective Amendment No. 1 on Form S-8 to (1) identify 2,000,000 shares issuable under the New Plan as the shares formerly issuable under the Old Plan and previously registered under the June 2003 Registration Statement, and (2) register an additional 500,000 shares issuable under the New Plan.

        As the New Plan amended and restated the Old Plan, shares that may be issued pursuant to option grants under the Old Plan shall be included (1) in the aggregate limit of 2,500,000 shares registered hereunder and (2) as shares registered hereunder.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

        The documents containing the information specified in Part I of the instructions to the Registration Statement on Form S-8 will be sent or given to participants in the New Plan as required by Rule 428(b)(1) of the rules promulgated under the Securities Act. These documents are not being filed with the Securities and Exchange Commission (the “Commission”) as a part of this registration statement in accordance with Rule 428(b) and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

        The Commission allows MasTec to “incorporate by reference” the information MasTec files with the Commission, which means that MasTec can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this registration statement, and later information that MasTec files with the Commission will automatically update and supersede this information.

        MasTec incorporates by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until MasTec files a post-effective amendment that indicates all securities offered in this registration statement have been sold or that de-registers all securities then remaining unsold.

        MasTec has filed the following documents with the Commission that are incorporated by reference as of their respective dates:

(1) MasTec’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

(2) MasTec’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003; and

    (3)               The description of MasTec’s common stock as contained in MasTec’s Registration Statement on Form S-3 (Registration No. 333-11013) as filed with the Commission on August 29, 1996, including all amendments or reports filed for the purpose of updating such description.

Item 5.   Interests of Named Experts and Counsel.

        The validity of the issuance of the shares of Common Stock registered hereby will be passed upon for the Company by Duane Morris LLP, Boston, Massachusetts.

Item 6.   Indemnification of Directors and Officers.

        Section 607.0831 of the Florida Business Corporation Act (the “Florida Act”) provides that a director is not personally liable for monetary damages to the corporation or any person for any statement, vote, decision or failure to act regarding corporate management or policy, by a director, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes: (i) a violation of criminal law unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) a circumstance under which the director is personally liable for an unlawful distribution to shareholders (pursuant to Section 607.0834, a director is liable for unlawful distributions if the director votes for or assents to distributions made to shareholders in violation of Section 607.06401 of the Florida Act if it is established that the director did not comply with the standards in Section 607.0830); (iv) in a proceeding by, or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interests of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

        Section 607.0850 of the Florida Act provides that a corporation shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer or employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 607.0850 also provides that a corporation shall have the power to indemnify any person, who was or is a party to any proceeding by, or in the right of, the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Section 607.0850 further provides that such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this provision in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        Section 607.0850 further provides that to the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any of the foregoing proceedings, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. Under Section 607.0850, any indemnification under the foregoing provisions, unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper under the circumstances because he has met the applicable standard of conduct. Section 607.0850(4)(a)-(d) allows for such indemnification to be made by a majority vote of a quorum of disinterested directors or a committee duly delegated by the board of directors, by independent legal counsel, or by a majority vote or a quorum of shareholders not a party to the transaction. Notwithstanding the failure of a corporation to provide such indemnification, and despite any contrary determination by the corporation in a specific case, a director, officer, employee or agent of the corporation who is or was a party to a proceeding may apply for indemnification to the appropriate court and such court may order indemnification if it determines that such person is entitled to indemnification under the applicable standard.

        Section 607.0850 also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0850.

        MasTec’s Amended and Restated Articles of Incorporation provide that MasTec will indemnify any director, or any former director, to the fullest extent permitted by law. MasTec’s bylaws provide that a director or officer may be paid expenses incurred in defending any proceeding in advance of its final disposition upon receipt by MasTec of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.

        MasTec has obtained insurance policies insuring the directors and officers of MasTec and its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on behalf of MasTec, may also pay amounts for which MasTec has granted indemnification to directors and officers.

Item 8.   Exhibits.

4.1	MasTec, Inc. Amended and Restated 2003 Stock Incentive Plan for Non-Employees
5.1	Opinion of Duane Morris LLP
23.1	Consent of Duane Morris LLP (included in its opinion filed as Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
23.3	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (see signature page to this Registration Statement)

Item 9.   Undertakings.

A.        Rule 415 Offering.

        The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, because this registration statement is on Form S-8, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.        Subsequent Documents Incorporated by Reference.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.        Indemnification of Officers, Directors and Controlling Persons.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Coral Gables, Florida on January 20, 2004.

MASTEC, INC. (Registrant) BY: /s/ Donald P. Weinstein —————————————— Donald P. Weinstein Executive Vice President - Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald P. Weinstein and Ivette Ruiz, and each of them, as his true and lawful attorneys-in-fact, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including any post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents (or any of them), or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of January 20, 2004.

/s/	Jorge Mas —————————— Jorge Mas	Chairman of the Board

/s/	Austin J. Shanfelter —————————— Austin J. Shanfelter	President and Chief Executive Officer (Principal Executive Officer)

—————————— Jose Mas	Director

/s/	Arthur B. Laffer —————————— Arthur B. Laffer	Director

/s/	John Van Heuvelen —————————— John Van Heuvelen	Director

/s/	Sherrill Hudson —————————— Sherrill Hudson	Director

/s/	Julia L. Johnson —————————— Julia L. Johnson	Director

/s/	Joseph P. Kennedy II —————————— Joseph P. Kennedy II	Director

/s/	William N. Shiebler —————————— William N. Shiebler	Director

/s/	Jose S. Sorzano —————————— Jose S. Sorzano	Director

EXHIBIT INDEX

4.1	MasTec, Inc. Amended and Restated 2003 Stock Incentive Plan for Non-Employees
5.1	Opinion of Duane Morris LLP
23.1	Consent of Duane Morris LLP (included in its opinion filed as Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
23.3	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (see signature page to this Registration Statement)